CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses  and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 53 to the Registration Statement (Form N-1A Nos. 333-47011 and 811-08673) of our reports dated February 9, 2021 on the financial statements and financial highlights of Small Cap Stock Index Portfolio, MidCap Stock Portfolio and Technology Growth Portfolio (three of the funds constituting BNY Mellon Investment Portfolios) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2020.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 9, 2021